Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Floor & Decor Holdings, Inc. for the registration of its Class A Common Stock, Preferred Stock, Subscription Rights, Warrants, Debt Securities and Units and to the incorporation by reference therein of our report dated March 5, 2018, with respect to the consolidated financial statements of Floor & Decor Holdings, Inc. included in its Annual Report (Form 10-K) for the fiscal year ended December 28, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

May 23, 2018